As filed with the Securities and Exchange Commission on March 26, 2014

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

Forward Industries, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	3089 (Primary Standard Industrial Classification Code Number)	13-1950672 (I.R.S. Employer Identification Number)

477 Rosemary Ave., Suite 219

West Palm Beach, FL  33401
(561) 465-0030
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________________

James O. McKenna III, Vice President and Chief Financial Officer

Forward Industries, Inc.

477 Rosemary Ave., Suite 219

West Palm Beach, FL  33401

(561) 465-0030
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

____________________________

Copies to:

Adam W. Finerman, Esq. Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222

____________________________

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share, issuable upon the conversion of 6% Senior Convertible Preferred Stock	692,919	$1.54(3)	$1,067,095(3)	$137.44
Common stock, par value $0.01 per share, issuable upon exercise of warrants	648,846	$1.84(4)	$1,193,877(4)	$153.78
Total	1,341,765			$291.22

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby such additional indeterminate number of securities as may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Consists of 692,919 shares issuable to the selling stockholders upon the conversion of the registrant’s 6% Senior Convertible Preferred Stock and 648,846 shares issuable to the selling stockholders upon the exercise of the registrant’s common stock purchase warrants.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the closing trading price of the registrant’s common stock on March 21, 2014 of $1.54 per share, as reported on the NASDAQ SmallCap Market.

(4)	Pursuant to Rule 457(g) under the Securities Act, as amended, calculated based upon the exercise price of the warrants, which is $1.84 per share, held by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 26, 2014

Forward Industries, Inc.

1,341,765 Shares of Common Stock

_______________

This prospectus covers the resale of up to 1,341,765 shares of common stock, $0.01 par value per share, of Forward Industries, Inc., a New York corporation, by the selling stockholders listed in this prospectus or their permitted transferees from time to time.  The shares of common stock being offered by the selling stockholders consist of (i) 692,919 shares of common stock issuable to the selling stockholders upon conversion of outstanding shares of 6% Senior Convertible Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”) and (ii) 648,846 shares of common stock issuable upon the exercise of outstanding warrants (the “Warrants,” and together with the Convertible Preferred Stock, the “Securities”). The Securities were originally issued to accredited investors in a series of private placements completed on June 28, 2013, August 7, 2013, and August 14, 2013. Please refer to the section of this prospectus entitled “Description of the Private Placements” for a description of the Securities and the section entitled “Selling Stockholders” for additional information.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive payment in cash upon any exercise of the warrants, and any proceeds we receive will be used for general corporate purposes, including working capital and in connection with potential acquisition targets that would be complementary to our existing business and allow us to further leverage our operating infrastructure, if any are identified and acquired. We will bear the costs and fees of the registration of the shares, and the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

Subject to the restrictions described in this prospectus, the selling stockholders (directly, or through agents or dealers designated from time to time) may sell the shares of our common stock being offering by this prospectus from time to time, on terms to be determined at the time of sale. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. Please see the section titled “Plan of Distribution” for more information regarding the offering of the shares.

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “FORD.” On March 21, 2014, the last reported sale price for our common stock as reported on the NASDAQ Capital Market was $1.54 per share.

_______________

Investing in our common stock involves a high degree of risk. You should carefully read and evaluate the cautionary statements concerning risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC” or “Commission”). See “Risk Factors” beginning on page 4.

_______________

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY SECURITIES, IN ANY STATE OR COUNTRY WHERE THE OFFER OR SALE IS NOT PERMITTED.

_______________

The date of this prospectus is                    , 2014

TABLE OF CONTENTS

Page

Prospectus Summary..................................................................................................................................................	1
Risk Factors.................................................................................................................................................................	4
Cautionary Note Regarding Forward-Looking Statements..................................................................................	5
Use of Proceeds..........................................................................................................................................................	5
Market for Common Equity and Related Stockholder Matters...........................................................................	6
Dividend Policy..........................................................................................................................................................	6
Principal Stockholders...............................................................................................................................................	6
The Selling Stockholders..........................................................................................................................................	8
Description of the Private Placements....................................................................................................................	10
Plan of Distribution...................................................................................................................................................	13
Description of Capital Stock....................................................................................................................................	15
Legal Matters.............................................................................................................................................................	18
Experts.........................................................................................................................................................................	18
Where You Can Find More Information................................................................................................................	18
Incorporation of Certain Information By Reference..............................................................................................	19

You should rely only on the information provided in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision.  We urge you to read this entire prospectus carefully, including the “Risk Factors” section beginning on page 4 and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes, before making an investment decision.

Unless the context provides otherwise, all references in this prospectus to “Forward,” “we,” “us,” “our,” the “Company,” the “Registrant” or similar terms, refer to Forward Industries, Inc.

Forward Industries, Inc.

General

We design, market, and distribute carry and protective solutions, primarily for hand held electronic devices, including soft-sided carrying cases, bags, clips, hand straps, protective plates and other accessories made of leather, nylon, vinyl, plastic, PVC and other synthetic materials. Our principal customer market is original equipment manufacturers, or “OEMs” (or the contract manufacturing firms of these OEM customers), that either package our products as accessories “in box” together with their branded product offerings, or sell them through their retail distribution channels. Our OEM products include carrying cases and other accessories for blood glucose monitoring kits and a variety of other portable electronic and non-electronic products (such as sporting and recreational products, bar code scanners, smartphones, GPS and location devices, tablets, firearms and other products). Our carrying cases are designed to enable these devices to be stowed in a pocket, handbag, briefcase, or backpack, clipped to a belt or shoulder strap, or strapped to an arm, while protecting the consumer electronic or other product from scratches, dust, and mishandling. Our OEM customers are located in the Americas, Europe, and the Asia Pacific Region, or “APAC Region.” We do not manufacture any of our OEM products and source substantially all of our OEM products from independent suppliers in China.

On June 21, 2012, we determined to exit our global retail business and focus solely on growing our OEM business.  Our decision to eliminate the global retail division was primarily driven by the longer than estimated path to bring it to profitability and the strong net sales growth and cost rationalizations in the OEM business. We have substantially completed the exit of our global retail business and have not had, and do not expect to have, any continuing involvement in the global retail business after this date.

Corporate History

Forward Industries was incorporated in 1961 under the laws of the State of New York as a manufacturer and distributer of advertising specialty and promotional products. In 1989, we acquired Forward US (then known as Koszegi Industries, Inc.), a manufacturer of soft-sided carrying cases.  The carrying case business became our predominant business, and in September 1997, we sold the assets relating to the production of advertising specialty and promotional products, ceasing to operate in that segment.

In May 2001, we formed Forward Switzerland to facilitate distribution of aftermarket products under our licenses for cell phone cases with a major North American multinational and to further develop our OEM European business presence.  After the expiration of the last of these licenses in March 2009, staff at Forward Switzerland was significantly reduced and in recent years has primarily served our OEM customers in Europe.

Products

Diabetic Products

We sell carrying cases for blood glucose diagnostic kits (“Diabetic Products”) directly to OEMs (or their contract manufacturers) of these electronic monitoring kits made for use by diabetics.  We typically sell these cases at prices ranging from approximately $0.50 to $6.00 per unit.  Unit volumes are sold predominantly at the lower end of this price range.  The OEM customer (or its contract manufacturer) packages our carry cases “in box” as a custom accessory for the OEM’s blood glucose testing and monitoring kits, or to a much lesser extent, sells them through their retail distribution channels.  These kits typically include a small, electronic blood glucose monitor, testing strips, lancets for drawing a drop of blood and our carrying case, customized with the manufacturer’s logo and designed to fit and secure the glucose monitor, testing strips, and lancets in separate straps, pouches, and holders.  As the kits and technology change, our carrying case designs change to accommodate the changes in size, shape and layout of the electronic monitoring device, strips and lancet. For our fiscal year ended September 30, 2013 (“Fiscal 2013”), our Diabetic Products accounted for approximately 78% of our total net sales.

Other Products

We also sell carrying and protective solutions to OEMs for a diverse array of other portable electronic and other products (“Other Products”), including sporting and recreational products, bar code scanners, smartphones, GPS and location devices, tablets, and firearms, on a made-to-order basis that are customized to fit the products sold by our OEM customers.  Our selling prices for these products also vary across a broad range, depending on the size and nature of the product for which we design and sell the carry solution. For Fiscal 2013, our Other Products accounted for approximately 22% of our total net sales.

Product Development

In our OEM business, the product life cycle in distributing and selling our technology solutions to our OEM customers is as described below. We typically receive requests to submit product designs in connection with a customer’s introduction and rollout to market of a new product that the customer has determined to accessorize and customize with a carry solution.  Our OEM customers furnish the desired functionality, size and other basic specifications for the carrying solutions or other product, including the OEM’s identifying logo imprint on the product.  Our design and production resources develop more detailed product specifications and design options for our customer’s evaluation.  We then furnish the customer with product samples.  Working with our suppliers and the customer, samples are modified and refined.  Once approved for commercial introduction and order by our customer, we work with our suppliers to ensure conformity of commercial production to the definitive product samples and specifications.  Manufacture and delivery of products in production quantities are coordinated with the customer’s manufacturing and shipment schedules so that our carry solution products are available with the customer’s product (and included “in box,” as the case may be) prior to shipment and sale, or to a lesser extent sold by our customer through its retail distribution channels.

Company Information

Our principal executive offices are located at 477 Rosemary Avenue, Suite 219, West Palm Beach, Florida 33401, and our telephone number is (561) 465-0030.

The Offering

On June 28, 2013, August 7, 2013 and August 14, 2013, the Company completed private placements (the “Private Placements”) of a total of 648,846 shares of Convertible Preferred Stock and Warrants to purchase 648,846 shares of common stock to accredited investors (the “Investors”).

The total purchase price paid by the Investors for each share of Convertible Preferred Stock and Warrant purchased was $1.965, consisting of (i) fair values ranging from $1.105 to $1.145 in respect of the Convertible Preferred Stock, plus (ii) fair values ranging from $0.82 to $0.86 in respect of the Warrants. The Warrants have an initial exercise price of $1.84 per share, subject to adjustment upon the occurrence of certain customary events. The Warrants are exercisable at any time on or after January 1, 2014 (the “Initial Exercise Date”) and terminate on the 10-year anniversary of the Initial Exercise Date. Each share of Convertible Preferred Stock is convertible into one share of our common stock at an initial conversion price of $1.84 per share, subject to adjustment upon the occurrence of certain customary events (the “Conversion Price”). At the initial Conversion Price, the total of 648,846 shares of Convertible Preferred Stock issued in the Private Placements are convertible into an aggregate of 692,919 shares of Common Stock.

We received gross proceeds of approximately $1,275,000 from the Private Placements, which we have used and will use for general corporate purposes, including working capital and in connection with potential acquisition targets that would be complementary to our existing business and allow us to further leverage our operating infrastructure, if any are identified and acquired. We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under the registration rights agreements we entered into with the Investors.

As of March 17, 2014, there were 8,195,808 shares of our common stock outstanding (6,289,989 shares held by non-affiliates).  Up to 1,341,765 shares are offered hereby.  If all 1,341,765 shares offered by the selling stockholders hereby were issued and outstanding as of the date hereof, such shares would represent approximately 16.4% of our total common stock outstanding, or 21.3% of total common stock outstanding held by non-affiliates, as adjusted, as of the date hereof.

Securities Offered

Common stock to be offered by the selling stockholder	1,341,765 shares of common stock, par value $0.01 per share.
Common stock outstanding prior to this offering	8,195,808 shares
Common stock to be outstanding after giving effect to the issuance of 1,341,765 upon the conversion of the Convertible Preferred Stock and the exercise of the Warrants	9,537,573 shares
Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive payment in cash upon any exercise of the warrants, and any proceeds we receive will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
NASDAQ ticker symbol	FORD

Risk Factors

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and those set forth in our most recent Annual Report on Form 10-K (including our consolidated financial statements and the related notes thereto) on file with the SEC, which are incorporated by reference into this prospectus, as well as the other information in this prospectus or in any accompanying prospectus supplement, before deciding whether to purchase shares of our common stock.  Any of these risks, either alone or taken together, as well as other risks and uncertainties not known to us or that we believe to be immaterial, could harm our financial condition, results of operations or cash flows.  This prospectus, and any documents that we may incorporate by reference into this prospectus, may contain forward-looking statements that involve risks and uncertainties.  Our operating results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors, including the risks we face as described below and elsewhere in this prospectus.  We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase in our Company.

Risks Related to the Offering

Sales of shares issuing in this offering may cause the market price of our shares to decline.

On June 28, 2013, August 7, 2013 and August 14, 2013, the Company completed Private Placements of a total of 648,846 shares of Convertible Preferred Stock and Warrants to purchase 648,846 shares of common stock to the Investors. We have agreed to register with the SEC the shares of common stock underlying the Securities issued in the Private Placements for resale. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Upon the effectiveness of the registration statement, an aggregate of 1,341,765 shares of common stock issuable upon the conversion of the Convertible Preferred Stock and issuable upon exercise of the Warrants are expected to be freely tradable in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

Cautionary Note Regarding Forward-Looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future.  Such forward looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology.  Forward-looking statements may include projections, forecasts, or estimates of future performance and developments.  Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus.  Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control.  Actual results, factors, developments, and events may differ materially from those we assumed and assessed.  Risks, uncertainties, contingencies, and developments, including those identified under the heading “Risk Factors” beginning on page 4, could cause our future operating results to differ materially from those set forth in any forward looking statement.  There can be no assurance that any such forward looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward looking statement.

Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future results, events or developments.

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive payment in cash upon any exercise of the warrants, and any proceeds we receive will be used for working capital and general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear the costs, fees and expenses incurred to effect the registration of the shares covered by this prospectus, including all registration and filing fees, NASDAQ Capital Market listing fees and fees and expenses of counsel and our independent registered public accounting firm.

Market for Common Equity and Related Stockholder Matters

The principal market for our common stock is the NASDAQ Capital Market. Our common stock is traded under the symbol “FORD.” The following table sets forth the high and low sales prices for our common stock on the NASDAQ Capital Market for the periods indicated.

NASDAQ Capital market
	High	Low

Fiscal 2012
1st Quarter	$ 2.24	$ 1.55
2nd Quarter	$ 3.24	$ 1.65
3rd Quarter	$ 2.83	$ 1.68
4th Quarter	$ 1.83	$ 1.02
Fiscal 2013
1st Quarter	$ 1.50	$ 1.08
2nd Quarter	$ 2.17	$ 1.43
3rd Quarter	$ 2.14	$ 1.70
4th Quarter	$ 1.99	$ 1.66
Fiscal 2014
1st Quarter	$ 1.89	$ 1.41
2nd Quarter (through March 17, 2014)	$ 1.99	$ 1.52

As of December 5, 2013, there were approximately 110 holders of record of our common stock, excluding approximately 6,939 beneficial holders of common stock whose shares are held in street name.  On March 21, 2014, the last reported sale price for our common stock as reported on the NASDAQ SmallCap Market was $1.54 per share.

Dividend Policy

We have not paid any cash dividends on our common stock since 1987 and do not plan to pay cash dividends in the foreseeable future. The payment of dividends in the future, if any, will depend upon our results of operations, as well as our short-term and long-term cash availability, working capital, working capital needs, and other factors, as determined by our Board of Directors. However, on June 28, 2013, August 7, 2013 and August 14, 2013, we completed the Private Placements of the Securities. The first dividend payment with respect to the Convertible Preferred Stock was made on September 30, 2013.

Currently, except as may be provided by applicable laws, there are no contractual or other restrictions on our ability to pay dividends on our common stock if we were to decide to declare and pay them.

Principal Stockholders

Set forth below is information, as of March 17, 2014, with respect to the beneficial ownership of our common stock by (i) each director, (ii) each shareholder who, based on publicly available records, is known by the Company to own beneficially more than five percent (5%) of our common stock and (iii) all our current directors and executive officers, as a group (eight persons).  Unless otherwise stated, the address of each person in the table below is c/o Forward Industries, Inc., 477 Rosemary Ave., Suite 219, West Palm Beach, FL 33401.

Identity of Beneficial Owner	Number of Shares of Common Stock	Percent of Class (a)
Directors and Executive Officers:
Robert Garrett Jr. (b)	401,157	4.7%
James O. McKenna III (c)	176,953	2.1%
Frank LaGrange (Grange) Johnson (d) (e) (f)	202,855	2.4%
Owen P.J. King (d) (f)	45,000	*
John F. Chiste (d) (f)	45,000	*
Timothy Gordon (f) (g) (h)	113,427	1.4%
Howard Morgan (f) (h)	25,000	*
Terence Wise (f) (h) (i)	1,608,541	19.6%
5% or Greater Shareholders:
Jenny P. Yu (j)	444,217	5.4%
BlackRock, Inc. (k)	420,476	5.1%

All directors and executive officers as a group (8 persons) (l)	2,617,933	29.8%

*Less than 1 percent

(a)	As of March 17, 2014, there were 8,195,808 shares of common stock outstanding.
(b)

Includes (i) 24,492 shares of restricted common stock previously granted under Forward’s equity plans, (ii) 293,332 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of March 17, 2014 and (iii) 83,333 shares of restricted common stock that vest through November 8, 2015.

(c)

Includes (i) 1,425 shares of common stock held by Mr. McKenna’s spouse, as separate property, (ii) 38,028 shares of restricted common stock previously granted under Forward’s equity plans, (iii) 62,000 shares of common stock subject to options exercisable within 60 days of March 17, 2014 and (iv) 70,000 shares of restricted common stock that vest through November 8, 2015.

(d)	Includes 30,000 shares of common stock subject to options exercisable within 60 days of March 17, 2014.
(e)

Includes (i) 81,520 shares of common stock issuable upon the conversion of 76,335 shares of Convertible Preferred Stock owned by Mr. Johnson and (ii) 76,335 shares of common stock issuable upon the exercise of the Warrant held by Mr. Johnson.

(f)	Includes 15,000 shares of restricted common stock that vest over one year beginning on December 8, 2013.
(g)

Includes (i) 40,760 shares of common stock issuable upon the conversion of 38,167 shares of Convertible Preferred Stock owned by Mr. Gordon and (ii) 38,167 shares of common stock issuable upon the exercise of the Warrant held by Mr. Gordon and (iii) 3,000 shares of common stock held in trust for Mr. Gordon’s minor children.

(h)	Includes 10,000 shares of common stock subject to options exercisable within 60 days of March 17, 2014.
(i)	Derived from an amendment to Schedule 13D, filed with the SEC on March 18, 2013. The address of Mr. Wise is Brambledown, 8 Valley Way, Gerrards Cross, Buckinghamshire SL9 7PN, United Kingdom.
(j)	Derived from an amended to Schedule 13D filed with the SEC on May 2, 2013. The address of Ms. Yu is 9255 Doheny Road Apt. 2905, West Hollywood, CA 90069.
(k)	Derived from an amendment to Schedule 13G/A filed with the SEC on September 10, 2013. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(l)

Includes (i) 475,332 shares of common stock subject to options that are either currently exercisable or that are expected to be exercisable within 60 days of March 17, 2014, (ii) 122,280 shares of common stock issuable upon the conversion of 114,502 shares of Convertible Preferred Stock and (iii) 114,502 shares of common stock issuable upon the conversion of Warrants.

The Selling Stockholders

This prospectus covers an aggregate of 1,341,765 shares of our common stock, consisting of (i) 692,919 shares issuable upon the conversion of the Convertible Preferred Stock and (ii) 648,846 shares issuable upon the exercise of the Warrants. The foregoing outstanding shares of Convertible Preferred Stock and Warrants were issued under securities purchase agreements in the Private Placements.

We are registering the shares of common stock in accordance with the terms of the registration rights agreements we entered into with the selling stockholders as part of the Private Placements in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The following table sets forth:

  the names of the selling stockholders;

  the number of shares of common stock beneficially owned by each selling stockholder that may be offered for the account of such selling stockholder under this prospectus; and

  the number of shares of common stock beneficially owned by each selling stockholder upon completion of this offering. Because the selling stockholders are not required to sell any of the shares being registered under this prospectus, the following table assumes the selling stockholders will sell all of the shares listed in this prospectus.

Such information was obtained from the selling stockholders. Unless otherwise stated, none of the selling stockholders or any of their respective affiliates has held a position or office, or had any other material relationship, with us. The term “selling stockholder” includes each entity listed below and its transferees, pledgees, donees or other successors.

	Shares Beneficially Owned Before Offering		Shares Beneficially Owned After Offering
Selling Stockholder	Number	Percent	Shares to be Sold in the Offering	Number	Percent
Grange Johnson (a)	202,855	2.4%	157,855	45,000	*
Timothy Gordon (b)	113,427	1.4%	78,927	34,500	*
Cibelli Management, LLC	26,308	*	26,308	0	*
Groservice Acquisition Corp.	157,855	1.9%	157,855	0	*
Robert A. Guida	105,237	1.3%	105,237	0	*
Mario Rodriguez	105,237	1.3%	105,237	0	*
Jaime Lester	157,855	1.9%	157,855	0	*
Allan S. Gordon (c)	78,926	1.0%	78,926	0	*
Julie Richardson	105,237	1.3%	105,237	0	*
Michael Spain	105,237	1.3%	105,237	0	*
Joseph E. Reece	157,855	1.9%	157,855	0	*
Robert Neal	105,237	1.3%	105,237	0	*

___________

*Less than 1 percent

(a)

Includes (i) 30,000 shares of common stock subject to options exercisable within 60 days of March 17, 2014, (ii) 81,520 shares of common stock issuable upon the conversion of 76,335 shares of Convertible Preferred Stock owned by Mr. Johnson, (iii) 76,335 shares of common stock issuable upon the exercise of the Warrant held by Mr. Johnson. Mr. Johnson has been Chairman of our Board of Directors since August 2010 and (iv) 15,000 shares of restricted stock that vest over one year beginning December 8, 2013.

(b)

Includes (i) 40,760 shares of common stock issuable upon the conversion of 38,167 shares of Convertible Preferred Stock owned by Mr. Gordon, (ii) 38,167 shares of common stock issuable upon the exercise of the Warrant held by Mr. Gordon, (iii) 3,000 shares of common stock held in trust for Mr. Gordon’s minor children, (iv) 10,000 shares of common stock subject to options exercisable within 60 days of March 17, 2014 and (v) 15,000 shares of restricted stock that vest over one year beginning December 8, 2013. Mr. Gordon has been a member of the Board of Directors since April 2012. Mr. Gordon disclaims beneficial ownership of all securities of the Company owned by Allan S. Gordon, his father.

(c)	Allan S. Gordon is the father of Timothy Gordon, a member of our Board of Directors. Allan S. Gordon disclaims beneficial ownership of all securities of the Company owned by Timothy Gordon.

DESCRIPTION OF THE PRIVATE PLACEMENTS

General

On June 28, 2013, the Company completed the sale of (i) 381,674 shares of its newly authorized Convertible Preferred Stock and (ii) Warrants to purchase a total of 381,674 shares of the Company’s common stock to accredited investors in a private placement pursuant to the terms of securities purchase agreements, dated June 28, 2013, by and between the Company and each Investor. The June 28, 2013 private placement included purchases of Securities by Grange Johnson and Timothy Gordon, directors of the Company, who, in the aggregate, purchased 114,502 shares of Convertible Preferred Stock and Warrants.

On August 7, 2013, the Company completed the sale of (i) an additional 216,282 shares of its Convertible Preferred Stock and (ii) Warrants to purchase a total of 216,282 shares of the Company’s Common Stock to accredited investors in a private placement pursuant to the terms of a securities purchase agreement, dated August 7, 2013, by and between the Company and such accredited investors.

On August 14, 2013, the Company completed the sale of (i) an additional 50,890 shares of its Convertible Preferred Stock and (ii) Warrants to purchase a total of 50,890 shares of the Company’s Common Stock to accredited investors in a private placement pursuant to the terms of a securities purchase agreement, dated August 14, 2013, by and between the Company and such accredited investors.

The total aggregate purchase price paid by accredited investors via the June 28, 2013, August 7, 2013 and August 14, 2013 private placements for each share of Convertible Preferred Stock and Warrant was $1.965. The June 28, 2013, August 7, 2013 and August 14, 2013 Private Placements resulted in gross proceeds of approximately $1,275,000 to the Company. The Company has sold a total of 648,846 shares of Convertible Preferred Stock and Warrants to purchase 648,846 shares of Common Stock through these Private Placements. The Company may sell additional shares of Convertible Preferred Stock, together with related Warrants, in one or more subsequent transactions.

The total purchase price paid by the Investors for each share of Convertible Preferred Stock and Warrant purchased in the closings was $1.965, consisting of (i) fair values ranging from $1.105 to $1.145 in respect of the Convertible Preferred Stock, plus (ii) fair values ranging from $0.82 to $0.86 in respect of the Warrant. The Warrants have an initial exercise price of $1.84 per share, subject to adjustment upon the occurrence of certain customary events. The Warrants are exercisable at any time on or after January 1, 2014 and terminate on the 10-year anniversary of the Initial Exercise Date. Each share of Convertible Preferred Stock is convertible into one share of common stock at an initial conversion price of $1.84 per share, subject to adjustment upon the occurrence of certain customary events. At the initial Conversion Price, the total of 648,846 shares of Convertible Preferred Stock issued in the Private Placement as of the date of the Closing are convertible into an aggregate of 692,919 shares of our common stock. The proceeds from these Private Placements of $1,275,000 have been allocated to the Convertible Preferred Stock and the Warrants based upon their fair values assigned (net of issuance costs of approximately $69,000) of approximately $693,000 and $513,000, respectively, as of the dates of issuance.

As of December 31, 2013 and September 30, 2013, the carrying value of the Convertible Preferred Stock was approximately $746,000 and $717,000, respectively, and is included on the Company’s consolidated balance sheets as temporary equity. The change in the carrying value, or accretion, of the Convertible Preferred Stock from the issuance dates to December 31, 2013 is classified as a preferred stock dividend in the amount of approximately $24,000 and is included as a component of “Net income applicable to common equity” in calculating income per share, which was approximately $30,000 for the three month period ended December 31, 2013. As a result of the Convertible Preferred Stock containing a beneficial conversion feature, whereby the accounting conversion price is lower than the fair value of our common stock, the Company recorded a preferred stock dividend in the amount of approximately $508,000 for the fiscal year ended September 30, 2013. This amount has also been recorded as an increase to additional paid in capital.

Dividends on the Convertible Preferred Stock are payable, on a cumulative basis, in cash, at the rate per annum of 6% of the Liquidation Preference (as defined below) and are payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing on September 30, 2013. The Company is prohibited from paying any dividend with respect to shares of our common stock or other junior securities in any quarter unless full dividends are paid on the Convertible Preferred Stock in such quarter. Dividends on the Convertible Preferred Stock totaled approximately $19,000 for the three months ended December 31, 2013. These dividends, in addition to the accretion, totaled $49,000 for the three months ended December 31, 2013.

In the event of a liquidation (or deemed liquidation, as described below) of the Company, the holders of the Convertible Preferred Stock will receive in preference to the holders of Common Stock and any junior securities of the Company an amount (the “Liquidation Preference”) equal to (i) $1.965 (the “Original Issue Price”) per each outstanding share of Convertible Preferred Stock (subject to adjustment upon the occurrence of certain customary events), plus (ii) any accrued but unpaid dividends. A Change of Control of the Company (as defined in the Certificate of Amendment of our Certificate of Incorporation) will be treated as a liquidation at the option of the holders of a majority of the Convertible Preferred Stock; provided that the amount paid to holders of Convertible Preferred Stock in such event will be equal to 101% of the Original Issue Price, plus accrued but unpaid dividends.

Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder, into shares of our common stock at the then applicable Conversion Price. In addition, upon the consent of 80% of the holders of the Convertible Preferred Stock, the Convertible Preferred Stock automatically will be converted to shares of our common stock at the then-applicable Conversion Price.

On or after June 28, 2018, the Company may, at its option and upon at least 30 days prior written notice to the holders of the Convertible Preferred Stock, redeem all or any portion of the outstanding Convertible Preferred Stock in cash at a redemption price equal to the full Liquidation Preference as of the redemption date. In addition, at any time on or after June 28, 2023, each holder of the Convertible Preferred Stock will have the right to require the Company to redeem (provided that funds are legally available to do so) all or any portion of such holder’s outstanding Convertible Preferred Stock at a redemption price equal to the full Liquidation Preference of such shares of Convertible Preferred Stock as of the redemption date.

The Convertible Preferred Stock will vote together with our common stock on an as-converted basis on all matters except as required by law. In addition, for so long as 50% of the shares of Convertible Preferred Stock remains outstanding, without the approval of the holders of a majority of the Convertible Preferred Stock, voting as a separate class, the Company may not: (i) authorize or issue any equity security senior to the Convertible Preferred Stock; (ii) declare or pay any dividends on our common stock or any series of preferred stock that ranks junior to the Convertible Preferred Stock; (iii) increase or decrease the total number of authorized shares of Convertible Preferred Stock; (iv) alter or change the rights, preferences or privileges of the Convertible Preferred Stock so as to affect materially and adversely the Convertible Preferred Stock; or (v) increase the authorized capitalization of the Company, or otherwise amend its certificate of incorporation or bylaws in a manner which adversely affects the rights or preferences of the Convertible Preferred Stock.

As of December 31, 2013 and September 30, 2013, the liability associated with the Warrants was approximately $412,000 and $464,000 (net of issuance costs) and is included in the “Accrued expenses and other current liabilities” line of the Company’s consolidated balance sheets.

The fair value of the Warrants was determined using a Black-Scholes closed-form call option pricing model, which is considered a level 3 instrument under the fair value hierarchy. The fair value of the Warrants were estimated using the following assumptions as of December 31, 2013 and September 30, 2013:

	December 31, 2013	September 30, 2013
Risk-free interest rate	3.0%	2.6%
Dividend yield	--	--
Volatility	32.9%	30.0%
Expected term (in years)	10.0	10.3

The change in the fair value of the convertible preferred stock warrant liability for the three months ended December 31, 2013 is summarized below:

Balance at September 30, 2013	$493,123
Decrease in fair value	(51,908)
Closing balance	$441,215

The following table presents the Company’s fair value hierarchy for liabilities, consisting of a warrant liability, measured at fair value and prior to issuance costs, on a recurring basis at December 31, 2013 and September 30, 2013:

	Level 1	Level 2	Level 3	Total
Warrant liability at December 31, 2013	$ —	$ —	$441,215	$441,215
Warrant liability at September 30, 2013	$ —	$ —	$493,123	$493,123

Plan of Distribution

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

  ordinary brokers’ transactions;

  transactions involving cross or block trades;

  through brokers, dealers, or underwriters who may act solely as agents;

  “at the market” into an existing market for the common stock;

  in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

  in privately negotiated transactions; or

  any combination of the foregoing.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, we will receive payment in cash upon any exercise of the warrants, and any proceeds we receive will be used for general corporate purposes, including working capital and in connection with potential acquisition targets that would be complementary to our existing business and allow us to further leverage our operating infrastructure, if any are identified and acquired.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from the registration or qualification requirements is available and complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, the Exchange Act and other federal or state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares of common stock covered by the registration statement have been sold publicly or (ii) such time as all of the shares of common stock covered by the registration statement may be sold by the selling stockholders during a three-month period without registration pursuant to Rule 144 or another similar exemption under the Securities Act.

Description of Capital Stock

The following description of our capital stock is a summary and is subject to and qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Third Amended and Restated By-Laws, as amended (the “By-Laws”), and the relevant provisions of the law of the State of New York.

General

We are authorized to issue up to 44,000,000 shares of capital stock, $0.01 par value, of which 40,000,000 may be common stock and 4,000,000 may be preferred stock.

Common Stock

As of March 17, 2014, there were 8,195,808 shares of our common stock issued and outstanding, held of record by approximately 110 holders of record.  The holders of common stock are entitled to ratably receive dividends, if any, as and when declared from time to time by our Board of Directors out of funds legally available therefor, subject to the dividend provisions applicable to holders of our preferred stock as described below.  Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to participate ratably in our net assets available for distribution to holders of common stock, subject to the liquidation provisions applicable to holders of our preferred stock as described below.  Our common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.   In addition, the holders of our common stock are not subject to any calls or assessments.

Each holder of our common stock is entitled to one vote for each share of our common stock owned. Holders of our common stock do not have cumulative voting rights.  Shares of our common stock are traded on the Nasdaq Capital Market under the symbol “FORD.”

Our Certificate of Incorporation provides that the number of directors shall be not less than three and not more than seven.

Our By-Laws provide that special meetings of the shareholders may be called at any time by (i) our President, (ii) the Chairman of our Board of Directors, (iii) our Board of Directors pursuant to a resolution adopted by a majority of our entire Board of Directors, or (iv) qualified shareholders holding at least thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. A qualified shareholder is a person who has been a shareholder of Forward for at least six months immediately preceding the request for a special meeting.

Preferred Stock

We may issue from time to time up to 4,000,000 shares of preferred stock in one or more series, and in connection with the creation of each such series, fix the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series.

Series A Participating Preferred Stock

On April 26, 2013, in connection with our Board of Directors adopting a shareholder rights plan, we created a new class of preferred stock designated as Series A Participating Preferred Stock (the “Series A Preferred”), of which none is issued and outstanding.  On the same day, our Board of Directors declared a dividend distribution of one right (a “Right”) for each outstanding share of our common stock to shareholders of record at the close of business on May 6, 2013, and for each share of common stock issued (including shares distributed from the treasury) by the Company thereafter and prior to the Distribution Date (as defined below). Each Right entitled the registered holder, subject to the terms of the rights agreement entered into on April 26, 2013 between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”), to purchase from the Company one one-thousandth of a share of Series A Preferred, $0.01 par value per share, at an exercise price of $4.00 per one one-thousandth of a share of Series A Preferred, subject to adjustment.  Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and become exercisable on the distribution date (the “Distribution Date”), which will occur on the earlier of (i) the 10th business day (or such later date as may be determined by the Board of Directors) after the public announcement that an acquiring person (as further described in the Rights Agreement) has acquired beneficial ownership of 20% or more of the common stock then outstanding or (ii) the 10th business day (or such later date as may be determined by the Board of Directors) after a person or group announces a tender or exchange offer that would result in a person or group of affiliated and associated persons beneficially owning 20% or more of the common stock then outstanding.

The holders of Series A Preferred are also entitled to quarterly dividends, as and when declared by our Board of Directors, payable in cash on the last day of March, June, September and December (each, a “Quarterly Dividend Payment Date”) in each year in an amount per share equal to the greater of $1.00 and 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision thereof, declared on our common stock since the immediately preceding Quarterly Dividend Payment Date. The Company must declare a dividend or distribution on the Series A Preferred immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock), except that in the event no dividend or distribution is declared on the common stock between any Quarterly Dividend Payment Date and the next, a dividend of $1.00 per share on the Series A Preferred must nevertheless be paid on the next Quarterly Dividend Payment Date.

Upon liquidation, dissolution or winding up of our affairs, no distribution will be made to holders of shares of capital stock ranking junior to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred will have received an amount equal to $1,000 per share of Series A Preferred, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following such payment, no additional distributions will be made to holders of shares of Series A Preferred unless, prior thereto, the holders of shares of our common stock will have received an amount per share equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted to reflect events as stock splits, stock dividends and recapitalizations with respect to our common stock) (such number in clause (ii), the “Adjustment Number”). Following the payments referred to in the immediately preceding two sentences, holders of Series A Preferred and holders of shares of our common stock will receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such preferred stock and common stock, on a per share basis, respectively.

Each share of Series A Preferred entitles the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event dividends on any Series A Preferred is in arrears in an amount equal to six quarterly dividends thereon, then during such period until all accrued and unpaid dividends have been declared and paid for or set apart for payment, all holders of preferred stock (including Series A Preferred) with dividends in arrears in an amount equal to six quarterly dividends thereon will have the right (voting as a single class irrespective of series) to elect two directors to our Board of Directors.

6% Senior Convertible Preferred Stock

                On June 28, 2013, we created a new class of preferred stock designated as 6% Senior Convertible Preferred Stock, or the Convertible Preferred Stock, of which 648,846 shares are issued and outstanding.

  Dividends on the Convertible Preferred Stock are payable, on a cumulative basis, in cash, at the rate per annum of 6% of the Liquidation Preference and are payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing on September 30, 2013. The Company is prohibited from paying any dividend with respect to shares of our common stock or other junior securities (including the Series A Preferred) in any quarter unless full dividends are paid on the Convertible Preferred Stock in such quarter.

In the event of a liquidation or deemed liquidation of the Company, the holders of the Convertible Preferred Stock will receive in preference to the holders of Common Stock and any junior securities of the Company the Liquidation Preference.  A Change of Control of the Company will be treated as a liquidation at the option of the holders of a majority of the Convertible Preferred Stock; provided that the amount paid to holders of Convertible Preferred Stock in such event will be equal to 101% of the Original Issue Price, plus accrued but unpaid dividends.

The Convertible Preferred Stock will vote together with our common stock on an as-converted basis on all matters except as required by law. In addition, for so long as 50% of the shares of Convertible Preferred Stock remains outstanding, without the approval of the holders of a majority of the Convertible Preferred Stock, voting as a separate class, the Company may not: (i) authorize or issue any equity security senior to the Convertible Preferred Stock; (ii) declare or pay any dividends on our common stock or any series of preferred stock that ranks junior to the Convertible Preferred Stock; (iii) increase or decrease the total number of authorized shares of Convertible Preferred Stock; (iv) alter or change the rights, preferences or privileges of the Convertible Preferred Stock so as to affect materially and adversely the Convertible Preferred Stock; or (v) increase the authorized capitalization of the Company, or otherwise amend its certificate of incorporation or bylaws in a manner which adversely affects the rights or preferences of the Convertible Preferred Stock.

Anti-Takeover Provisions

As of March 17, 2014, there are 648,846 shares of preferred stock issued and outstanding, of which all were shares of Convertible Preferred Stock and none of Series A Preferred.  Our ability to issue the authorized but unissued shares of preferred stock, including the Series A Preferred, could be used to impede takeovers of our company.  Under certain circumstances, the issuance of the preferred stock could make it more difficult for a third party to gain control of Forward, adversely affect the voting power or other rights of the holders of our common stock, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of our common stock.

In addition, as described above, on April 26, 2013, our Board of Directors adopted a shareholder rights plan pursuant to the Rights Agreement in order to encourage anyone seeking to acquire us to negotiate with our Board of Directors prior to attempting a takeover. While the plan is designed to guard against coercive or unfair tactics to gain control of us, the plan may have the effect of making more difficult or delaying any attempts by others to obtain control of us.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York.

Experts

The consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of September 30, 2013 and 2012 have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.forwardindustries.com. Information contained in or accessible through our website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” information we file with it into our registration statement on Form S-1 of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference the documents listed below:

  our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed on January 14, 2014;

  our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed on February 13, 2014; and

  our Current Reports on Form 8-K filed with the SEC on October 15, 2013, December 11, 2013, December 17, 2013, January 17, 2014 and February 18, 2014 (other than portions of those documents designated as “furnished”).

You may request a copy of these filings incorporated by reference in this prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address and telephone number:

Forward Industries, Inc.

477 Rosemary Ave., Suite 219

West Palm Beach, FL  33401

(561) 465-0030

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.

1,341,765 Shares of Common Stock

Forward Industries, Inc.

PROSPECTUS

March 17, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the approximate amount of expenses (other than underwriting discounts and commissions) in connection with the offering of the securities being registered, all of which are to be paid by the Registrant. With the exception of the SEC registration fee, all of the amounts shown are estimates.

SEC registration fee............................................................................	$ 291
Legal fees and expenses....................................................................	10,000
Accounting fees and expenses........................................................	5,500
Printing expenses...............................................................................	1,000
Miscellaneous expenses...................................................................	2,500
Total.............................................................................	$ 19,291

Item 14.  Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the  “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722, Section 723 and Section 725 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article Eleventh of the Certificate of Incorporation provides, in part, as follows:

“To the fullest extent permitted by the New York Business Corporation Law as presently in effect or hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.”

Article V, of the By-Laws provides as follows:

“ARTICLE V. INDEMNIFICATION. Section 501. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the Corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the Corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the Corporation or served such Other Entity in any capacity at the request of the Corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys’ and other experts’ fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 501, or (c) in securing or enforcing such person’s rights under any policy of director or officer liability insurance provided by the Corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; and (iii) in the event of a proceeding by or in the right of the Corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the Corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any expense described in the first paragraph of this Section 501 that is incurred by any person entitled to indemnification under this Section 501 shall be paid or reimbursed to such person by the Corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the Corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the Corporation. Such advances shall be paid by the Corporation to such person within twenty days following delivery of a written request therefor by such person to the Corporation. No payment made by the Corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the Corporation or to any director or officer of the Corporation or other individual to whom or on whose behalf such payment is made by the Corporation.

The indemnification and advancement of expenses provided by this Section 501: (i) shall continue as to the person entitled to indemnification hereunder even though he or she may have ceased to serve in the capacity that entitles him or her to indemnification at the time of the action or proceeding and (ii) shall inure to the benefit of the heirs, executors and administrators of such person.

A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 501 shall be entitled to (i.e., has a legally binding right against the Corporation to) the indemnification authorized by this Section 501. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 501 (unless ordered by a court under Section 724 of the Business Corporation Law), shall be made by the Corporation only if authorized in the specific case:

(1) By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 501, or,

(2) If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

(B) by the shareholders upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

Notwithstanding any other provision hereof, no amendment or repeal of this Section 501, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of reasonable expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

The Corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys’ fees, to the extent permitted by law, but the Corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Section 501 or otherwise.

For purposes of this Section 501, the term “the Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions, and the term “Other Entity” shall mean a corporation (other than the Corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. For purposes of this Section 501, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.”

Forward has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 15.  Recent Sales of Unregistered Securities.

Between June 28, 2013 and August 14, 2013, we issued a total of 648,846 shares of Convertible Preferred Stock and Warrants to purchase 648,846 shares of common stock to accredited investors in the Private Placements as described elsewhere in this registration statement. Please refer to the section of this registration statement entitled “Description of the Private Placements” for a description of the Securities and the section entitled “Selling Stockholders” for additional information.  Pursuant to the registration rights agreements entered into with the Investors, we have filed this registration statement with the SEC covering the shares of common stock that may be issued to the selling stockholders under securities purchase agreements. The issuance of the Securities in the Private Placements was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statements Schedules.

(a)                 Exhibits:

3.	Articles of Incorporation and By-Laws
	3(i)	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K, as filed with the Commission on December 8, 2010).
3(ii)

Third Amended and Restated By-Laws of Forward Industries, Inc., as of August 10, 2010 (incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K, as filed with the Commission on December 8, 2010).

	3(iii)	Amendment to the Third Amended and Restated By-Laws of Forward Industries, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K, as filed with the Commission on February 14, 2012).
3(iv)

Certificate of Amendment of the Certificate of Incorporation of Forward Industries, Inc., as filed with the Department of State of the State of New York on April 26, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on April 26, 2013).

3(v)

Certificate of Amendment of the Certificate of Incorporation of Forward Industries, Inc. filed with the Department of State of the State of New York on June 28, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).

4.	Instruments Defining the Rights of Security Holders
4.1

Rights Agreement, dated as of April 26, 2013, by and between Forward Industries, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on April 26, 2013).

	4.2	Form of 6% Senior Convertible Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).
	4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).
5.	Opinion re Legality
	5.1	Opinion of Olshan Frome Wolosky LLP*
10.	Material Contracts
	10.1	1996 Stock Incentive Plan of Forward Industries, Inc. (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 of the Company, as filed on April 25, 2003).
10.2

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of the Company, Reg. File No. 333-165075, as filed with the Commission on February 25, 2010).

10.3

Settlement Agreement, dated as of August 10, 2010, by and among Forward Industries, Inc., LaGrange Capital Partners, L.P., and certain Affiliates of LaGrange Capital Partners, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on August 16, 2010).

10.4

Severance and Release Agreement, dated as of August 10, 2010, by and between Douglas W. Sabra and Forward Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on August 16, 2010).

10.5

Retention Agreement, dated as of August 10, 2010, between Forward Industries, Inc. and James O. McKenna III, (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, as filed with the Commission on August 16, 2010).

10.6

Amended Employment Agreement, dated as of April 1, 2011, between Forward Industries, Inc. and James O. McKenna III, (incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q, as filed with the Commission on May 11, 2011).

10.7

Letter Agreement, dated October 31, 2011, between Forward Industries, Inc. and RGJR Capital Partners LLC, (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on November 7, 2011).

10.8†

Memorandum of Understanding, dated August 30, 2011, between Forward Industries, Inc. and G-Form LLC (incorporated by reference to the Annual Report on Form 10-K, as filed with the Commission on December 15, 2011).

10.9†

Buying Agency and Supply Agreement between Forward Industries, Inc. and Seaton Global Corporation, a British Virgin Islands corporation, dated as of March 7, 2012 (incorporated by reference to the Form 10-Q, as filed with the Commission on May 10, 2012).

10.10

Employment Agreement by and between Forward Industries, Inc. and Robert Garrett, Jr., effective as of March 1, 2012 (incorporated by reference to Form 8-K, as filed with the Commission on April 6, 2012).

	10.11	Employment Agreement by and between Forward Industries, Inc. and Brett Johnson, effective as of March 1, 2012 (incorporated by reference to Form 8-K, as filed with the Commission on April 6, 2012).
	10.12	Memorandum of Understanding, dated June 21, 2012, between Forward Industries, Inc. and G-Form LLC (incorporated by reference to Form 10-Q, as filed with the Commission on August 20, 2012).
10.13

Amended Employment Agreement, dated as of November 8, 2012, between Forward Industries, Inc. and James O. McKenna III (incorporated by reference to Form 10-K, as filed with the Commission on December 20, 2012).

10.14

Investment Management Agreement by and between Forward Industries, Inc. and LaGrange Capital Administration, L.L.C., dated as of February 1, 2013 (incorporated by reference to Form 8-K, as filed with the Commission on April 19, 2013).

	10.15	Forward Industries, Inc. 2011 Long Term Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement, Definitive 14A as filed with the Commission on January 26, 2011).
10.16

Form of Securities Purchase Agreement, dated as of June 28, 2013, between Forward Industries, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).

10.17

Form of Registration Rights Agreement, dated as of June 28, 2013, among Forward Industries, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).

21.	Subsidiaries of the Registrant
	21.1	List of Subsidiaries of Forward Industries, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, as filed with the Commission on January 14, 2014).
23.	Consents of Experts and Counsel
	23.1	Consent of CohnReznick LLP*
	23.2	Consent of Olshan Frome Wolosky LLP (contained in its opinion under Exhibit 5.1)
24.	Power of Attorney
	24.1	Power of attorney, included on signature page

† Portions have been omitted pursuant to request for confidential treatment and the omitted portions have been separately filed with the Commission.

* Filed herewith.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

                 (1)          To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 26 day of March, 2014.

FORWARD INDUSTRIES, INC.
By: /s/ Robert Garrett, Jr.
Name: Robert Garrett, Jr.
Title: President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

                Each person whose signature appears below authorizes Frank LaGrange Johnson and Robert Garrett, Jr., and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Forward Industries, Inc., and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frank LaGrange Johnson	Chairman of the Board	March 26, 2014
Frank LaGrange Johnson

/s/ Robert Garrett, Jr.	President, Chief Executive Officer	March 26, 2014
Robert Garrett, Jr.	and Director (Principal Executive Officer)

/s/ James O. McKenna III	Vice President and Chief Financial	March 26, 2014
James O. McKenna III	Officer (Principal Financial Officer and Principal Accounting Officer)

/s/John Chiste	Director	March 26, 2014
John Chiste

/s/ Timothy Gordon	Director	March 26, 2014
Timothy Gordon
/s/ Owen P.J. King	Director	March 26, 2014
Owen P.J. King

/s/ Howard Morgan	Director	March 26, 2014
Howard Morgan

/s/ Terence Wise	Director	March 26, 2014
Terence Wise

Exhibit Index

3.	Articles of Incorporation and By-Laws
	3(i)	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K, as filed with the Commission on December 8, 2010).
3(ii)

Third Amended and Restated By-Laws of Forward Industries, Inc., as of August 10, 2010 (incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K, as filed with the Commission on December 8, 2010).

	3(iii)	Amendment to the Third Amended and Restated By-Laws of Forward Industries, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K, as filed with the Commission on February 14, 2012).
3(iv)

Certificate of Amendment of the Certificate of Incorporation of Forward Industries, Inc., as filed with the Department of State of the State of New York on April 26, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on April 26, 2013).

3(v)

Certificate of Amendment of the Certificate of Incorporation of Forward Industries, Inc. filed with the Department of State of the State of New York on June 28, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).

4.	Instruments Defining the Rights of Security Holders
4.1

Rights Agreement, dated as of April 26, 2013, by and between Forward Industries, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on April 26, 2013).

	4.2	Form of 6% Senior Convertible Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).
	4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).
5.	Opinion re Legality
	5.1	Opinion of Olshan Frome Wolosky LLP*
10.	Material Contracts
	10.1	1996 Stock Incentive Plan of Forward Industries, Inc. (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 of the Company, as filed on April 25, 2003).
10.2

Forward Industries, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of the Company, Reg. File No. 333-165075, as filed with the Commission on February 25, 2010).

10.3

Settlement Agreement, dated as of August 10, 2010, by and among Forward Industries, Inc., LaGrange Capital Partners, L.P., and certain Affiliates of LaGrange Capital Partners, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on August 16, 2010).

10.4

Severance and Release Agreement, dated as of August 10, 2010, by and between Douglas W. Sabra and Forward Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on August 16, 2010).

10.5

Retention Agreement, dated as of August 10, 2010, between Forward Industries, Inc. and James O. McKenna III, (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, as filed with the Commission on August 16, 2010).

10.6

Amended Employment Agreement, dated as of April 1, 2011, between Forward Industries, Inc. and James O. McKenna III, (incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q, as filed with the Commission on May 11, 2011).

10.7

Letter Agreement, dated October 31, 2011, between Forward Industries, Inc. and RGJR Capital Partners LLC, (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on November 7, 2011).

10.8†

Memorandum of Understanding, dated August 30, 2011, between Forward Industries, Inc. and G-Form LLC (incorporated by reference to the Annual Report on Form 10-K, as filed with the Commission on December 15, 2011).

10.9†

Buying Agency and Supply Agreement between Forward Industries, Inc. and Seaton Global Corporation, a British Virgin Islands corporation, dated as of March 7, 2012 (incorporated by reference to the Form 10-Q, as filed with the Commission on May 10, 2012).

10.10

Employment Agreement by and between Forward Industries, Inc. and Robert Garrett, Jr., effective as of March 1, 2012 (incorporated by reference to Form 8-K, as filed with the Commission on April 6, 2012).

	10.11	Employment Agreement by and between Forward Industries, Inc. and Brett Johnson, effective as of March 1, 2012 (incorporated by reference to Form 8-K, as filed with the Commission on April 6, 2012).
	10.12	Memorandum of Understanding, dated June 21, 2012, between Forward Industries, Inc. and G-Form LLC (incorporated by reference to Form 10-Q, as filed with the Commission on August 20, 2012).
10.13

Amended Employment Agreement, dated as of November 8, 2012, between Forward Industries, Inc. and James O. McKenna III (incorporated by reference to Form 10-K, as filed with the Commission on December 20, 2012).

10.14

Investment Management Agreement by and between Forward Industries, Inc. and LaGrange Capital Administration, L.L.C., dated as of February 1, 2013 (incorporated by reference to Form 8-K, as filed with the Commission on April 19, 2013).

	10.15	Forward Industries, Inc. 2011 Long Term Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement, Definitive 14A as filed with the Commission on January 26, 2011).
10.16

Form of Securities Purchase Agreement, dated as of June 28, 2013, between Forward Industries, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).

10.17

Form of Registration Rights Agreement, dated as of June 28, 2013, among Forward Industries, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 3, 2013).

21.	Subsidiaries of the Registrant
	21.1	List of Subsidiaries of Forward Industries, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, as filed with the Commission on January 14, 2014).
23.	Consents of Experts and Counsel
	23.1	Consent of CohnReznick LLP*
	23.2	Consent of Olshan Frome Wolosky LLP (contained in its opinion under Exhibit 5.1)
24.	Power of Attorney
	24.1	Power of attorney, included on signature page

†      Portions have been omitted pursuant to request for confidential treatment and the omitted portions have been separately filed with the Commission.

*      Filed herewith.